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                                                                    EXHIBIT 21.1


                                  SUBSIDIARIES


          Professional Coin Grading Service, Inc., a Delaware Corporation

          Lyn Knight Currency Auctions, Inc., a Delaware Corporation

          Internet Universe, LLC, a California limited liability company

          Superior Sportcard Auctions, LLC, a Delaware limited liability company